Exhibit 99.1

Mitek’s James DeBello Appointed Chairman

John M. Thornton Retires from Board After 30 Years of Service;

Bruce Hansen Named Lead Independent Director

SAN DIEGO, CA, March 9, 2016 – Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and identity verification software solutions, today announced that its board of directors has elected its CEO James B. DeBello, 57, as Chairman of the Board. The appointment follows the retirement and resignation today of current Chairman, John M. Thornton, 83, who served Mitek for 30 years.

“This election reflects the Board’s confidence in Jim’s leadership and his ability to successfully execute the strategic vision of the company and drive innovation,” said director Bill Aulet, chairman of the nominating and governance committee. “After careful consideration, the Board strongly believes the alignment of Jim’s duties as chairman and CEO streamlines the implementation of our high growth strategy and continues our momentum in the marketplace.”

Mr. DeBello has served as a director since November 1994 and as Mitek’s president and Chief Executive Officer since May 2003. He created and implemented the company’s successful strategy to enter the emerging mobile capture and ID verification markets which has generated significant shareholder value over the last decade. He is co-inventor of the company’s flagship Mobile Deposit™ product and is named on five of its patents. He is widely credited for creating the mobile check deposit market in the financial industry. DeBello holds a BA, magna cum laude, from Harvard University and an MBA from the Harvard Graduate School of Business, and was a Rotary Scholar at the University of Singapore where he studied economics and Chinese.

“I am grateful to Mr. Thornton for his three decades of extraordinary leadership and unfailing commitment to Mitek during which he helped the company become a global leader in mobile capture and identity verification software solutions,” said James B. DeBello. “I would like to thank our Board of Directors for their leadership and their confidence in my expanded role to drive our high growth strategy.”

In addition, the company also appointed Bruce Hansen as Lead Independent Director of the Board with increased responsibility. In his new role, Hansen will serve as liaison between the Chairman and the independent directors approving information sent to the Board, approving meeting agendas for the Board and approving meeting schedules. He will also have the authority to call meetings of the independent directors, and if requested by major shareholders, be available for consultation and direct communication.

Mr. Hansen has served as a director since October 2012 and prior to that was on Mitek’s advisory board for two years. He co-founded ID Analytics Inc., a consumer risk management company, and served as its Chairman and CEO from its inception until it was acquired by LifeLock, Inc. in 2012. He currently serves on the boards of Verisk Analytics (NASDAQ: VRSK), Performant Financial Corporation (NASDAQ: PFMT), and Zyme Solutions, Inc. Mr. Hansen holds a BA in economics from Harvard University and an MBA from the University of Chicago.

About Mitek

Mitek (MITK) is a global leader in mobile capture and identity verification software solutions. Mitek’s ID document verification allows an enterprise to verify a user’s identity during a mobile transaction, enabling financial institutions, payments companies and other businesses operating in highly regulated markets to transact business safely while increasing revenue from the mobile channel. Mitek also reduces the friction in the mobile user experience with advanced data prefill. These innovative mobile solutions are embedded into the apps of more than 4,800 organizations and used by tens of millions of consumers daily for new account opening, insurance quoting, mobile check deposit and more. Learn more at www.miteksystems.com. (MITK-F)

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Investor Contact:

Todd Kehrli or Jim Byers

MKR Group, Inc.

mitk@mkr-group.com